Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Stock Incentive Plan of Sunrise Realty Trust, Inc., of our report dated March 6, 2025, with respect to the consolidated financial statements of Sunrise Realty Trust, Inc. as of December 31, 2024 and 2023, and for the year ended December 31, 2024 and for the period August 28, 2023 (date of formation) to December 31, 2023, which report is included in the Annual Report on Form 10-K of Sunrise Realty Trust, Inc. for the year ended December 31, 2024.

/s/ CohnReznick LLP

Baltimore, Maryland

March 12, 2025